Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL (PMI)
DECLARES REGULAR QUARTERLY DIVIDEND OF $0.94 PER SHARE; ANNOUNCES RETIREMENTS FROM THE BOARD OF DIRECTORS

NEW YORK, March 12, 2014 -- The Board of Directors of Philip Morris International Inc. (NYSE / Euronext Paris: PM) today declared a regular quarterly dividend of $0.94 per common share, payable on April 11, 2014, to shareholders of record as of March 27, 2014. The ex-dividend date is March 25, 2014. For more details on stock, dividends and other information, see www.pmi.com/investors.

PMI also announced that Mathis Cabiallavetta and J. Dudley Fishburn will retire from the Board of Directors at the Annual Meeting of Shareholders in May this year. “Mathis and Dudley have served on the Board since our spin-off, and for many years prior to that ably served on the Board of our former parent company. We have benefited tremendously from their dedicated service and invaluable advice. They leave with our most heartfelt gratitude,” said Louis C. Camilleri, Chairman of the Board.

Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.2% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.